UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):	May 1, 2012

Ralcorp Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Missouri (State or Other Jurisdiction of Incorporation)	1-12619 (Commission File Number)	43-1766315 (IRS Employer Identification Number)
800 Market Street
St. Louis, Missouri 63101

(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code	(314) 877-7000

____________________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4 under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

New Credit Facility

    On May 1, 2012, Ralcorp Holdings, Inc. (“Ralcorp”) amended and restated its existing credit agreement to provide for a new revolving credit facility (the “2012 Credit Facility”)  entered into with JPMorgan Chase Bank, N.A., as administrative agent, SunTrust Bank and Wells Fargo Bank, National Association, as co-syndication agents, and the lenders party thereto.  J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc., and Wells Fargo Securities, LLC served as lead arrangers. The 2012 Credit Facility provides for an aggregate of $300 million to be available on a revolving basis until the maturity date, which will be May 1, 2017. Ralcorp has the right to request up to an additional $150 million in revolving credit or term loan commitments under the 2012 Credit Facility. None of the lenders would be required to provide such additional commitments.

    The 2012 Credit Facility will serve as a source of liquidity for working capital and operating activities including any future acquisitions. Borrowings under the 2012 Credit Facility bear interest at LIBOR or, at Ralcorp’s option, an Alternate Base Rate (as defined in the 2012 Credit Facility), plus a margin, ranging from 1.125% to 1.75% for LIBOR-based loans and from 0.125% to 0.75% for Alternate Base Rate-based loans, depending upon Ralcorp’s leverage ratio.

    Ralcorp’s obligations under the 2012 Credit Facility are unconditionally guaranteed by each of its existing and subsequently acquired or organized domestic subsidiaries that were required to guarantee its obligations under its previous 2010 Credit  Facility. The 2012 Credit Facility will be secured by the pledge of 65% of the equity interests of Ralcorp’s first-tier material foreign subsidiaries, which collateral also secured its prior credit facilities.

    The 2012 Credit Facility contains customary reporting covenants, including, without limitation, relating to financial reporting, notices of default and adverse developments, ERISA notices, and other information. The 2012 Credit Facility also contains customary affirmative covenants, including, without limitation, relating to use of proceeds, conduct of business, payment of taxes, maintenance of insurance, compliance with laws and material contractual obligations, maintenance of properties, inspections, environmental matters, addition of subsidiary guarantors, pledging of equity of material foreign subsidiaries, and payment of obligations.

    The 2012 Credit Facility also contains customary negative covenants, including, without limitation, restrictions on certain preferred stock and dividends, indebtedness, mergers and fundamental changes, sale of assets, sale of accounts, investments and purchases, contingent obligations, liens, transactions with affiliates, subordinated indebtedness, changes in corporate structure or fiscal year, inconsistent agreements, ERISA compliance, restricted payments, swap agreements, sale and leaseback transactions, and holding company covenants.

    The 2012 Credit Facility provides for customary events of default, including material breach of representations and warranties, failure to make required payments, failure to comply with certain agreements or covenants, failure to pay, or acceleration of, certain other material indebtedness, certain events of bankruptcy and insolvency, the occurrence of one or more unstayed or undischarged judgments or attachments in excess of $35,000,000, change in control, and certain ERISA events. Upon the occurrence of an event of default, the administrative agent may, and at the request of 51% in principal amount of lender commitments under the 2012 Credit Facility will, cause the maturity of the term loan to be accelerated. Certain events of bankruptcy and insolvency will cause automatic acceleration of the maturity of the loans made pursuant to the 2012 Credit Facility.  The 2012 Credit Facility also includes customary provisions protecting the lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes (including customary gross-up provisions).

    Some of the lenders under the 2012 Credit Facility and/or their affiliates have or may have had various relationships with Ralcorp and its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting, commercial banking, and letters of credit, for which the lenders and/or affiliates receive customary fees and, in some cases, out-of-pocket expenses.

    The description of the 2012 Credit Facility is qualified in its entirety by reference to the form of the agreement which appears as Exhibit 10.1 hereto, which is incorporated into this Item by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

    The content of Item 1.01 is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Number	Description

10.1	Amended and Restated Credit Agreement dated as of May 1, 2012, among Ralcorp and the lenders referred to therein

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RALCORP HOLDINGS, INC.
(Registrant)

Date:	May 4, 2012	By: /s/ S. Monette
S. Monette
Corporate Vice President and
Chief Financial Officer

EXHIBIT INDEX

Number	Description

10.1	Amended and Restated Credit Agreement dated as of May 1, 2012, among Ralcorp and the lenders referred to therein